Hostess Brands, Inc. Enters Into Definitive Agreement to Sell Superior Cake Products, Inc. to Sara Lee Frozen Bakery

Kansas City, MO - August 1, 2019 - Hostess Brands, Inc. (“Hostess” or “Company”) (NASDAQ: TWNK TWNKW) today announced that it has entered into a definitive agreement to sell its Superior Cake Products, Inc. (“Superior”) in-store bakery business to Sara Lee Frozen Bakery for a purchase price of $65 million in cash, subject to post-closing adjustments. The transaction is expected to close during the third quarter, subject to customary closing conditions. The Company expects to use the net proceeds from the transaction to pursue a range of potential strategic options, including reinvesting in its business, de-leveraging its balance sheet and pursuing potential strategic acquisitions, while effectively managing its capital structure.

Andy Callahan, President and Chief Executive Officer of Hostess, said, “Superior has been a high performing business and we believe that it will continue to thrive in Sara Lee Frozen Bakery’s portfolio as we focus our future investments on areas of our business that better leverage our core competencies and pillars for growth. I would like to thank the Superior team for their contributions to the Company and wish them continued success as they move forward under new ownership.”

Superior has been baking quality products for more than a century, producing a range of sweet goods including Éclairs, Madeleines, Brownie Bites®, Black and White Cookies and other offerings made under the “Superior on Main®” brand name. In 2016, Hostess acquired Superior for approximately $51 million and grew the business from $33 million of net revenue and $5 million of EBITDA for the twelve months prior to acquisition in May 2016, to approximately $43 million of net revenue and $7 million of EBITDA for the twelve months ended April 30, 2019.1

“We are thrilled to add Superior to our portfolio of established and iconic brands,” said Craig Bahner, Chief Executive Officer of Sara Lee Frozen Bakery. “This acquisition accelerates Sara Lee Frozen Bakery’s strategic goal of expanding our presence in the high-growth in-store bakery category. Along with our new colleagues at Superior, we will continue to innovate and deliver irresistible foods that meet retail customer and consumer demands for premium, ‘worth it’ indulgences.”

TM Capital acted as financial advisor to Hostess.

The Company expects to report its second quarter 2019 financial results on August 7, 2019.

About Hostess Brands, Inc.

Hostess Brands, Inc. is a leading packaged food company focused on developing, manufacturing, marketing, selling and distributing fresh baked sweet goods in the United States. The brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, in addition to Twinkies® and CupCakes the Company produces a variety of new and classic treats including Donettes®, Ding Dongs®, Zingers®, Danishes, Honey Buns and Coffee Cakes.

About Sara Lee® Frozen Bakery:

Sara Lee Frozen Bakery is a leading maker of frozen bakery and dessert products, headquartered in the Chicago suburb of Oakbrook Terrace with bakeries in Michigan and North Carolina. The company’s premier brands include Sara Lee®, Van’s™, Chef Pierre® and Bistro® Collection. Each day, the company pursues its Vision of becoming the world’s most beloved bakery by creating irresistible foods, growing with our customers, and delivering value for all. For more information, visit www.saraleefrozenbakery.com.

Reconciliation of Non-GAAP Financial Measures

EBITDA is referred to as a “Non-GAAP Financial Measure” commonly used in the Company’s industry and should not be construed as an alternative to net income or as an indicator of operating performance or as an alternative to cash provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). EBITDA may not be comparable to similarly titled measures reported by other companies. The Company has included EBITDA because it believes the measures provide management and investors with additional information to measure the Company's performance and liquidity, estimate the Company's value and evaluate the Company's ability to service debt.

The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization and (iii) income taxes, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance.

(in $ millions)	Twelve Months Ended
	April 30, 2016	April 30, 2019

Net income	$3	$1
Interest	—	2
Tax provision	1	1
Depreciation and amortization	1	3
EBITDA	$5	$7

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein that are not statements of historical fact (including, but not limited to, statements to the effect that Hostess Brands, Inc. or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” or the negative of these terms and other similar expressions) should be considered forward-looking statements. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks and uncertainties include, without limitation, factors set forth and from time to time in the Company's SEC filings. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Investor Contact:	Media Contact:
For Hostess inquiries: ICR Katie Turner or Rachel Perkins	For Hostess inquiries: LAK Public Relations, Inc. Hannah Arnold or Marie Espinel
646-277-1228 or 646-277-1221	212-329-1417 or 212-899-4744
katie.turner@icrinc.com or rachel.perkins@icrinc.com	harnold@lakpr.com or mespinel@lakpr.com

For Sara Lee Frozen Bakery inquiries: Natalie Boscia
(773) 317-1088
natalie@nataliebpr.com